Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated May 12, 2022, relating to the consolidated balance sheets of Powerbridge Technologies Co., Ltd. as of December 31, 2021 and 2020 and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years ended December 31, 2021, 2020 and 2019 in the following Registration Statements:

1.	Registration Statement (Form F-3 No. 333-253395) pertaining to offering, issuance and sales of Securities from time to time by Powerbridge Technologies Co., Ltd and its shareholders; and
2.	Registration Statement (Form S-8 No. 333-253408) pertaining to Securities to be offered to employees in employee benefit plans.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Audit OneStop Assurance PAC

Singapore

May 12, 2022